                                                                    Exhibit 3.83

                        FRENCHMAN'S RESERVE COUNTRY CLUB

                                     BY-LAWS


                                   ARTICLE I
                          PURPOSE AND DURATION OF CLUB

         The nature and purpose of Frenchman's Reserve Country Club, Inc. (hereinafter referred to as the "Club") is to own and operate a private golf, tennis, swimming, exercise and social oriented club for the recreation, pleasure and benefit of its members and their immediate family members and guests. The Club and the Company (as defined below) shall offer equity memberships and non-equity memberships pursuant to a membership plan and its exhibits (the "Membership Plan") which may be amended from time to time in accordance with its terms. The period of duration of the Club is perpetual.

         The Club is not a homeowners association under Chapter 720 of the Florida Statutes; accordingly, the provisions of Chapter 720 of the Florida Statutes do not apply to the Club.

                                   ARTICLE II
                                   CLUB EMBLEM

         The emblem of the Club shall be of a style and design to be approved by the Board of Directors.

                                  ARTICLE III
                                MEMBERS MEETINGS

         1. Annual Meeting

         An annual meeting of the Equity Members shall be held for the purposes of receiving reports of officers and others, to elect Directors and for such other business as may be properly brought before the meeting.

         2. Date And Place Of Annual Meeting

         The first annual meeting of the Equity Members shall be held within one
(1) year after the date of the turnover of management and control of the facilities provided at Frenchman's Reserve Country Club (hereinafter referred to as the "Turnover Date") to the members of the Club by Binks Estates Limited Partnership, a Florida limited partnership (hereinafter referred to as the "Company") as further described in the Subscription Agreement dated November, 2001 entered into by and between the Club and the Company (hereinafter referred to as the "Subscription Agreement"). Each annual meeting shall be held at the time and place designated by the Board of Directors.

         3. Special Meeting

         Special meetings of the Equity Members may be called by the President, a majority of the members of the Board of Directors or, if after the Turnover Date, by the written request of at least twenty-five percent (25%) of the votes associated with the outstanding Equity Memberships. A request for a special meeting shall be submitted to the President who shall call a special meeting within thirty (30) days of the date of receipt of the request. Notices of any special meeting must contain a statement of the purpose(s) for which the special meeting is called and no other business may be transacted at that meeting.

         4. Notices

         The Secretary shall give at least ten (10) days, but not more than sixty (60) days, prior notice, by mail, prepaid, to all Equity Members, stating the place, day and hour of the meeting, and in the case of a special meeting, the purpose or purposes for which the special meeting is called. Notice of any meeting shall be posted on the official bulletin board at the clubhouse on the date of its mailing to the Equity Members.

         5. Quorum

         The presence, either in person or by proxy, of Equity Members having twenty percent (20%) of the votes then entitled to be voted shall constitute a quorum at any meeting of the Equity Members.

         6. Voting Percentage

         A majority of the votes cast, either in person or by proxy, is necessary for passage of any motion, except as otherwise expressly provided herein.

         7. No Action Without Meetings

         Action may be taken by the Equity Members only at a properly called and noticed annual or special meeting of the Equity Members. Action may not be taken by the written consent of the Equity Members in lieu of such annual or special meeting.

         8. Fixing Of Record Date

         For the purpose of determining the Equity Members entitled to notice of or to vote at any meeting of the Equity Members, or in order to make a determination of the Equity Members for any other proper purpose, the Board of Directors of the Club may fix in advance a date as the record date for any such determination of the Equity Members, such date in any case to be no more than sixty (60) days and not less than ten (10) days, before the date of such meeting. If no record date is fixed for the determination of the Equity Members entitled to notice of, or to vote at, a meeting of the Equity Members, the date on which notice of the meeting is mailed shall be record date or such determination of the Equity Members. When determination of the Equity Members entitled to vote at any meeting of the Equity Members has been made, such determination shall apply to any adjournment of the meeting.

                                   ARTICLE IV
                               BOARD OF DIRECTORS

         1. Number And Qualifications

         The government and administration of the affairs and the property of the Club shall be vested in a Board of Directors. Prior to the Turnover Date, all members of the Board of Directors of the Club shall be designated by the Company. Members of the Board of Directors appointed by the Company prior to the Turnover Date are not required to be members of the Club. Subsequent to the Turnover Date, the Board of Directors shall consist of nine (9) members unless otherwise determined by the Equity Members from time to time. Subsequent to the Turnover Date, all members of the Board of Directors must be Equity Members.

         Only Equity Members in good standing may be nominated or appear on any ballot as a candidate for election to the Board of Directors of the Club after the Turnover Date.

         2. Elections

            (a) There shall be no cumulative voting and no preemptive rights.

            (b) Voting shall either be in person or by proxy.

            (c) The number of candidates necessary to fill the vacancies on the Board of Directors receiving the highest number of votes at the annual meeting of the Equity Members for each designated term shall be declared elected.

            (d) Until the Turnover Date, the Company will designate all the members of the Board of Directors. Subsequent to the Turnover Date, the Equity Members will elect the members of the Board of Directors at the annual meeting of the Equity Members.

         3. Term

         Immediately prior to the Turnover Date, the President of the Club shall call a special meeting of the Equity Members for the purpose of electing nine
(9) Equity Members to serve as the Advisory Board of Governors (as hereinafter defined) until the Turnover Date and to serve as the Board of Directors of the Club commencing on the Turnover Date. Of the nine (9) Equity Members who become the Board of Directors at that time, the three (3) Equity Members receiving the highest number of votes shall be elected to serve for three (3) years commencing on the Turnover Date, the three (3) Equity Members receiving the next highest number of votes shall be elected to serve for two (2) years commencing on the Turnover Date and the three (3) Equity Members receiving the next highest number of votes shall be elected to serve for one (1) year commencing on the Turnover Date. Each year following the Turnover Date, the Equity Members will elect three
(3) Equity Members to the Board of Directors who will serve for a term of three
(3) years.

                                   ARTICLE V
                         MEETINGS OF BOARD OF DIRECTORS

         1. Annual Meeting

         Each year the Board of Directors shall hold its annual meeting to elect officers and to consider any other matters that may be properly brought before the meeting. After the Turnover Date, the annual meeting of the Board of Directors shall be held within ten (10) days after the annual meeting of the Equity Members.

         2. Quorum

         A majority of all of the members of the Board of Directors shall constitute a quorum at any meeting for the transaction of business.

         3. Regular Meetings

         After the Turnover Date, the Board of Directors shall have a minimum of six (6) regular meetings in each year at such times as the Board of Directors shall determine. Except as otherwise expressly provided herein, a majority of the votes cast at any meeting of the Board of Directors where a quorum is present is necessary for passage of any motion.

         4. Special Meetings

         Special meetings of the Board of Directors may be called by or at the request of the President or any two Directors. The person or persons authorized to call special meetings of the Board of Directors may fix any place as the place for holding any special meeting of the Board of Directors called by them.

         5. Notice

         Notice of any regular or special meeting of the Board of Directors shall be given at least five (5) days previous thereto by written notice to each Director at his or her address as shown by the records of the Club, except that no special meeting of Directors may remove a Director unless written notice of the proposed removal is delivered to all Directors at least twenty (20) days prior to such meeting. If mailed, such notice shall be deemed to be delivered when deposited in the United States mail in a sealed envelope so addressed, with postage thereon prepaid. Notice of any special meeting of the Board of Directors may be waived in writing signed by the person or persons entitled to notice either before or after the time of the meeting. The attendance of a Director at any meeting shall constitute a waiver of notice of such meeting, except where a Director attends a meeting for the express purpose of objecting to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Board of Directors need be specified in the notice or waiver of notice of such meeting, unless specifically required by law or these By-Laws.

         6. Telephonic Meetings

         Members of the Board of Directors may participate in any meeting by means of a conference telephone or similar communications equipment. All persons participating in the meeting must be able to hear each other at the same time. Participation by such means will constitute presence in person at the meeting.

                                   ARTICLE VI
                        POWERS OF THE BOARD OF DIRECTORS

         1. Management Of The Club

         The Board of Directors shall exercise all powers of the Club and do all acts and things necessary to carry out the purposes of the Club.

         2. Duties And Powers

         The Board of Directors shall:

            (a) Elect the officers of the Club;

            (b) Appoint committees and assign duties;

            (c) Fill vacancies on the Board of Directors due to death, resignation, inability to perform duties, or otherwise, until the next election of Directors by the Equity Members except for those Directors to be appointed by the Company;

            (d) Appoint managers and other employees and delegate such authority as is considered necessary for the proper operation and management of the Club;

            (e) Adopt, alter, amend or repeal the Rules and Regulations governing use of the Club Facilities by members, immediate family members and their guests;

            (f) Establish the amount of the membership contribution for each classification of membership and its terms of payment, and the amount of dues, fees, dining minimums, assessments and other charges, except as otherwise provided in the Subscription Agreement;

            (g) Have the power to replace any Director who shall fail to attend fifty percent (50%) of the regular meetings of the Board of Directors in any one
(1) membership year;

            (h) Have the power to expend funds to the extent of the amount in the Club's treasury or owing to the Club; to make contracts with third parties, including, but not limited to, Frenchman's Creek Master Property Owners Association, Inc.; to borrow money and incur indebtedness on behalf of the Club; and, to cause promissory notes, bonds, mortgages, deeds of trust or other evidences of indebtedness to be executed and issued;

            (i) Have the power to exchange privileges to use the Club Facilities with members of other clubs; and

            (j) All such other acts and things as are permitted by the laws of the State of Florida with respect to not-for-profit corporations, as those laws now exist or as they may hereafter provide.

         3. Issuance Of Memberships

         The Board of Directors shall have authority to issue, cancel and transfer memberships and shall have certificates of membership prepared in form and content consistent with the provisions of the Articles of Incorporation and these By-Laws of the Club.

         4. Compensation

         No Director shall receive a salary or any other compensation whatsoever, but shall be entitled to reimbursement for all expenses reasonably incurred in performing any duties pursuant to these By-Laws.

         5. Interpretation Of By-Laws

         The Board of Directors shall have the corporate power to generally do everything permitted by non-for-profit corporations by law, statute, its Articles of Incorporation and these By-Laws, and to determine the interpretation or construction of these By-Laws, or any parts thereof, which may be in conflict or of doubtful meaning, and its decision shall be final and conclusive.

         The Club is not a homeowners association under Chapter 720 of the Florida Statutes; accordingly, the provisions of Chapter 720 of the Florida Statutes do not apply to the Club.

         6. Action Without Meetings

         Any action which may be taken by the Board of Directors, or any committee thereof, may be taken without a meeting if consent in writing setting forth the action taken, signed by all of the Directors entitled to vote, or all of the members of the committee, as the case may be, is filed in the minutes of the proceedings of the Board of Directors or the committee. A consent shall have the effect of a unanimous vote.

                                  ARTICLE VII
                                    OFFICERS

         The Board of Directors at each annual meeting shall elect, to serve for a term of one (1) year and until their successors shall be elected, a President, Vice President, Treasurer and Secretary, and such other officers as the Board of Directors may from time to time determine appropriate. Commencing with the Turnover Date, each officer must be a member of the Board of Directors of the Club. The officers shall not be liable for the debts of the Club.

                                  ARTICLE VIII
                               DUTIES OF OFFICERS

         1. President

         The President shall preside at all meetings of the Equity Members and the Directors and enforce observance of the provisions of these By-Laws and all Rules and Regulations of the Club. The President may call special meetings of the Board of Directors, shall be an ex-officio member of all committees and is empowered to execute all papers and documents requiring execution in the name of the Club.

         2. Vice President

         The Vice President shall assist the President in his/her duties, and in the absence or disability of the President, the Vice President shall perform and carry out all duties and responsibilities of the President.

         3. Secretary

         The Secretary shall keep, or cause to be kept, records and minutes of all meetings of the Board of Directors and the membership, and the Secretary shall be responsible for giving all required notices of meetings. The Secretary shall have custody of the Seal of the Club and all membership records shall be kept under the Secretary's supervision.

         4. Treasurer

         The Treasurer shall be Chairman of the Finance Committee. The Treasurer shall cause to be collected, held and disbursed, under the direction of the Board of Directors, all monies of the Club, and it shall be the Treasurer's duty to collect monies due the Club from the issuance of memberships, dues, fees, dining minimums, assessments and charges of members of the Club, and all amounts due from others. The Treasurer shall keep or cause to be kept, at the Club, regular books of account and all financial records of the Club, and shall prepare budgets and financial statements, when and in the form requested by the Board of Directors. The Treasurer shall deposit or cause to be deposited all monies of the Club in an account or accounts in the Club's name, in the bank or banks designated by the Board of Directors, and shall give a surety bond for faithful performance in the amount directed by the Board of Directors, which surety bond premium shall be paid by the Club. Any other person or persons having access to monies of the Club or its bank accounts shall be similarly bonded.

         5. Other Officers

         The Board of Directors may fill vacancies in any office or new office created at any meeting of the Board of Directors.

         6. Duties Of Officers

         Any officer may be given additional assignments and duties by the Board of Directors.

         7. Removal From Office

         Any officer may be removed from office, with or without cause, by a two-thirds (2/3) vote of the members of the Board of Directors.

         8. General Manager

         A General Manager shall be employed by the Club and his/her salary shall be fixed by the Board of Directors. The General Manager shall be the operating head of all departments. All employees of the Club, except as otherwise specified herein, shall be employed, discharged, or otherwise controlled by the General Manager in keeping with the organizational chart and salary ranges approved by the Board of Directors. The General Manager shall establish all charges for food, beverage and services, in and about the clubhouse, subject to the approval of the Board of Directors.

         The General Manager is responsible for the proper management of all aspects of the Club's activities so as to assure maximum membership satisfaction; a sound financial operation compatible with the best interests of the members and their guests and Club employees; the maintenance and improvement of the quality of the Club's services; and the security and protection of the Club's assets and facilities. The General Manager reports to the Board of Directors and administers all policies established Board of Directors.

         The General Manager administers and manages all Club operations, except as stated herein, and shall devote his/her time and abilities exclusively to the operations of the Club and its facilities within the framework of the general policy promulgated by the Board of Directors. The duties of the General Manager include the following:

            (a) Provide the overall administration of the Club pursuant to the policies adopted by the Board of Directors and within the general provisions of these By-Laws, house rules, etc.

            (b) Responsible for the hiring, terminating and supervising of all Club personnel and establishing specific personnel policies, hourly wages, compensation benefits programs, job descriptions and personnel procedures in coordination with standing committees and broad guidance and general approval of the Board of Directors, and consistent with the rules and these By-Laws. Remuneration of salaried employees and independent contractors shall be reviewed normally on an annual basis by an ad hoc committee appointed by the President and chaired by the chairman of the Finance Committee. Recommended changes shall be submitted to the Board of Directors for approval.

            (c) Coordinate the various activities of the Club and achieve the appropriate cooperation and coordination of the various operations and departments of the Club.

            (d) Communicate with Equity Members, committees, the Board of Directors and the Club personnel as necessary to accomplish the goals and objectives of the Club.

            (e) Attend meetings of the Board of Directors and the various committees with respect to which he/she shall be designated an ex-officio member. The General Manager shall arrange for proper minutes to be maintained for meetings of the Board of Directors, standing committees and ad hoc committees as appropriate.

            (f) Although the General Manager may delegate some authority to the Golf Course Superintendent and other sports professionals, the General Manager shall remain responsible for all operations of the Club.

            (g) The Golf Course Superintendent shall report to the General Manager on all administrative matters including the following: accounting and financial aspects including payroll, purchasing procedure on approved budgeted items, both capital and operational, personnel procedures, acquisitions of necessary licenses and permits, club policy matters, course preparation and care, as well as course layout and all other physical aspects of the golf course and grounds and reporting requirements imposed by various regulatory agencies. The General Manager may delegate to the Golf Course Superintendent responsibility for hiring (and layoff) of his/her crew, salaries and wages as budgeted, and work schedules.

            (h) The sports professionals shall report to the General Manager on all administrative matters including but not limited to the following: implementation of individual contract provisions, accounting and financial aspects, including payroll, accounting for charges to members billed through the Club, maintenance and repair of Club space and property allotted to their operations and purchasing and procedure on approved budget items, both capital and operations.

            (i) The General Manager shall use sound fiscal methods in order to achieve the budget objective approved by the Board of Directors in the annual operating budget. The General Manager shall prepare the annual budget in conjunction with appropriate standing committees.

            (j) The General Manager shall discharge such duties as may be assigned to him/her by the Board of Directors or the President.

                                   ARTICLE IX
                                   COMMITTEES

         1. Advisory Board Of Governors

         Prior to the Turnover Date, an Advisory Board of Governors will be established to serve as a liaison between management of the Club Facilities and the members at the Club (the "Advisory Board of Governors"). The Company will designate all of the members of the Advisory Board of Governors and all of the members of the Advisory Board of Governors must be Equity Members at Frenchman's Reserve Country Club. The Advisory Board of Governors shall have no duty or power to negotiate or otherwise act on behalf of the members and shall serve only in an advisory capacity until the Turnover Date except as expressly provided otherwise.

         In general, the role and responsibility of the Advisory Board of Governors include the following:

         o To advise on any modification to the Plan for the Offering of Memberships which is materially adverse to the privileges of the Equity Members,

         o  To advise on the use of the Club Facilities by non-members,

         o  To advise on modifications to the Rules and Regulations,

         o To advise on questions of conduct, mode of dress and other related disciplinary matters,

         o  To advise on the needs and interests of the membership,

         o To assist management of the Club Facilities in the establishment of Club committees and the responsibilities of each Club committee,

         o To advise management of the Club Facilities in the organization of member events and programs at Frenchman's Reserve Country Club, and

         o To participate in and attend Club events and programs for the membership.

         Management of the Club Facilities will meet with the Advisory Board of Governors regularly to discuss the operation of the Club Facilities. The members of Frenchman's Reserve Country Club are encouraged to utilize the Advisory Board of Governors by voicing their suggestions and concerns through the Advisory Board of Governors. Not more than sixty (60) days prior to the Turnover Date the members of the Advisory Board of Governors appointed by the Company shall resign, and the Equity Members shall elect nine (9) Equity Members to serve as the Advisory Board of Governors until the Turnover Date. On the Turnover Date, these nine (9) Equity Members shall become the Board of Directors of the Club. The Advisory Board of Governors will terminate on the Turnover Date.

         2. Executive Committee

         The Executive Committee shall consist of the President as Chairman, the Vice President, the Secretary, the Treasurer and, in addition, one (1) member, of the Board of Directors. The Executive Committee shall have, to the extent not restricted by law, the powers of the Board of Directors during the interval between meetings of the Board of Directors. A quorum shall be a majority of the members of the Executive Committee. Actions and resolutions of the Executive Committee shall require unanimous approval of the members present.

         3. Nominating Committee

            (a) At a meeting of the Board of Directors held not more than ninety
(90) days and not less than sixty (60) days prior to the first election of the Board of Directors by the Equity Members prior to the Turnover Date and at each annual meeting of the Equity Members after the Turnover Date, the Board of Directors shall appoint a Nominating Committee. Except for the first election of the Board of Directors by the Equity Members immediately prior to the Turnover Date, the Nominating Committee shall consist of five (5) Equity Members, three
(3) of whom shall be members of the Board of Directors. Members of the Nominating Committee shall serve for a term of one (1) year or until their successors are appointed and qualified. Unless specifically requested by a majority of the Board of Directors, the Nominating Committee shall not nominate candidates to fill any vacancies occurring by reason of death, resignation or otherwise, for any unexpired term.

            (b) The Nominating Committee shall recommend to the Board of Directors, at least thirty (30) days prior to the Equity Member's annual meeting, the names of the Equity Members selected by a majority vote of the Nominating Committee to be submitted to the Equity Members at any annual meeting at which an election to the Board of Directors is held.

            (c) Ten percent (10%) or more of the total number of Equity Members entitled to vote who are not members of the Nominating Committee or the Board of Directors may also nominate candidates for the Board of Directors by petition signed by these Equity Members and filed with the Secretary of the Club at least thirty (30) days prior to the Equity Members' annual meeting. The names of these nominees, after having been certified by the Secretary or any other officer that they are qualified for election and have been nominated in accordance with the provisions of these By-Laws, shall be posted on the official bulletin board at the clubhouse and shall be included on any proxy mailing to members of the Club.

         4. Standing Committees

         Each year after the Turnover Date, the President, subject to the approval of the Board of Directors, shall designate the chairman (who shall be a Director) and the members of each of the following committees: Membership, Finance, House, Golf, Tennis, Long-Range Planning, Grievance, and Legal and By-Laws. Prior to the Turnover Date, any of these committees may be organized in the sole discretion of the Board of Directors.

            (a) The Membership Committee shall investigate all applications for membership other than those memberships to be sold by the Company and shall report thereon to the Board of Directors with its recommendation as to approval of each application. The Board of Directors shall make the final determination whether to approve or disapprove an application.

            (b) The Finance Committee shall in general supervise, direct and control all matters pertaining to the Club's finances including, but not limited to, the placing of insurance, the filing of tax returns, the payment of taxes, the preparation of the annual operating budget, the preparation of the current reports for the Board of Directors on the Club's financial condition and the issuance to Equity Members of a condensed quarterly operating statement. The Finance Committee shall have the power, with the approval of the Board of Directors, to direct the General Manager to employ, at the expense of the Club, such clerical aid and assistance as may be necessary to handle the accounts. The account books and vouchers shall at all times be open to the inspection of any member of the Board of Directors.

            (c) Each of the following committees, subject to the approval of the Board of Directors, shall formulate programs in coordination with the General Manager and submit them with recommendations to the Board of Directors for approval. The General Manager shall have control of the execution of the programs and recommendations approved by the Board of Directors. Each committee shall act only as a consultant and advisor to the Board of Directors and may not act on behalf of the Club or bind it to any actions.

                  (i) House Committee

         The House Committee shall advise the Board of Directors on matters concerning the food and beverage operations of the Club, the social activities and entertainment of members, immediate family members and their guests. The House Committee shall advise the Board of Directors on matters concerning the maintenance and repair of all buildings, both interior and exterior, the supervision of all building construction and the maintenance, repair and supervision of all water and electrical lines and the facilities and equipment used in connection therewith, except those directly related to and concerning the maintenance or repair of the golf course. The trees, lawn, garden and shrubbery area of the Club's grounds which are not within the scope of the Golf Committee and the maintenance, repair and construction of wells, water tanks, pumps, fences and parking lots shall come under the jurisdiction of the House Committee.

                  (ii) Golf Committee

         The Golf Committee shall advise the Board of Directors on matters concerning the employment of a Golf Professional and the scope of the operation of the professional, the promulgation of playing rules for members, immediate family members and their guests, the programming of golfing events for members, immediate family members and their guests and the maintenance of members' handicaps. United States Golf Association rules and regulations shall govern all golf play except where superseded by local rules.

         The Golf Committee shall also advise the Board of Directors on matters concerning the employment of a Greens Superintendent and the scope of the Greens Superintendent's operations and the maintenance of the golf course, roads, facilities and equipment used in connection therewith. No live trees shall be removed nor shall any alteration be made in the golf course except with the prior approval of the Board of Directors.

                  (iii) Tennis Committee

         The Tennis Committee shall advise the Board of Directors on matters concerning the possible employment of a Tennis Professional, the scope of operations of the professional, the promulgation of playing rules for members, immediate family members and their guests and the programming of tennis events for members, immediate family members and their guests. The Tennis Committee shall advise the Board of Directors on the condition of, and make recommendations concerning the tennis courts and related equipment and facilities.

                  (iv) Long-Range Planning Committee

         The Long-Range Planning Committee shall develop a long-range master plan for capital improvements for the Club including replacements and expansions of facilities; recommend to the Board of Directors a course or courses of action in pursuit of the long-range master plan including assignment of priorities within the plan; and perform other duties as may be otherwise specified by the Board of Directors.

                  (v) Grievance Committee

         The Grievance Committee shall consist of five (5) members, three (3) of whom shall be members of the Board of Directors. All written complaints relative to any member's conduct shall be first referred to the Grievance Committee. The Grievance Committee shall perform investigations as it deems necessary and shall present its recommendation to the Board of Directors in executive session. If the Grievance Committee's recommendation of a formal charge is approved by the Board of Directors, the committee shall draft and submit to the Board of Directors a letter of complaint. The Grievance Committee shall have no power of suspension or expulsion, but may have such powers of censure as may be directed by the Board of Directors.

                  (vi) Legal and By-Laws Committee

         The Legal and By-Laws Committee shall be charged with the publication of the Rules and Regulations and any other regulations and By-Laws of the Club and, will advise and make recommendations to the Board of Directors concerning all matters of a legal nature pertaining to the Club and the Club Facilities.

         5. Ad Hoc Committees

         The President, subject to the approval of the Board of Directors, may, from time to time, (i) appoint ad hoc committees, with the powers and composition as the President shall determine, (ii) determine the powers and composition of the committees and the term of committee chairman and members, and (iii) replace committee chairmen or members at any time, without cause.

         6. Powers of Committees

         The several committees shall act only as advisory committees to the Board of Directors, and the individual members thereof shall have no power or authority. The chairman of each committee may appoint from the members of the committee such subcommittees as he or she deems desirable. All sub-committees shall report directly to the committee as a whole, which shall approve, amend or disapprove the report of the subcommittee.

         7. Terms of Committee Chairmen and Committee Members

         Each committee chairman and each member of a committee shall serve until their replacement is designated as provided in Section 5 of this Article.

                                   ARTICLE X
                               EQUITY MEMBERSHIPS

         1. Number Of Equity Memberships

         The Club shall issue three classifications of Equity Membership known as Full Memberships, Sports Memberships and Social Memberships (collectively, the "Equity Memberships"). A person who acquires an Equity Membership is sometimes hereinafter referred to as an "Equity Member" or collectively as "Equity Members." Each Equity Membership represents an equity ownership interest in the Club. Each person who owns a residence or homesite in Frenchman's Reserve must maintain at least a Social Membership at the Club at all times a residence or homesite in Frenchman's Reserve is owned.

         The Club reserves the right, but has no obligation, to issue and to make available other classifications of membership, including but not limited to, an exercise-oriented membership. However, if any of these additional classifications of membership have access to the golf facilities, then such access to the golf facilities shall be more restrictive than the access to the golf facilities provided to the Full Memberships and Sports Memberships. If additional classifications of membership are made available, the Club will establish the number of memberships available, the use privileges of the additional membership classifications and the fees to be paid for these additional classifications of membership.

         In order to provide continued enjoyment of the Club Facilities to all members, the maximum number of Full Memberships is limited to three hundred forty-nine (349). Although there is no limit on the number of Sports Memberships and Social Memberships, either the Company or the Club may limit the number of Sports Memberships and/or Social Memberships from time to time.

         2. Eligibility For Equity Membership

         Full Memberships and Sports Memberships are being offered to initial retail purchasers of residences or homesites in Frenchman's Reserve from the Company and/or its affiliates who are approved for membership. Any classification of Equity Membership may also be offered to persons designated by the Company or the Club who do not own a residence or homesite in Frenchman's Reserve who are approved for membership.

         Each prospective member must submit an Application for Equity Membership, be approved for membership and pay the required membership contribution prior to obtaining a membership.

         All property owners in Frenchman's Reserve are required to be at least a Social Member at Frenchman's Reserve Country Club. Each purchaser of a residence or homesite in Frenchman's Reserve must submit a Social Member Information Profile (if only a Social Membership is desired) at the time of executing a purchase agreement to purchase a residence or homesite in Frenchman's Reserve and will have until thirty (30) days after executing the purchase agreement to purchase a residence or homesite in Frenchman's Reserve to upgrade and submit an Application for Equity Membership (if a Sports Membership or Full Membership is desired). Upon closing on the purchase of a residence or homesite in Frenchman's Reserve, the purchaser must acquire a Social Membership at the Club and pay any required membership contribution and maintain at least a Social Membership at the Club at all times while a residence or homesite is owned in Frenchman's Reserve. As a Social Member, the purchaser shall have the privileges described herein and shall pay the dues, fees, dining minimums, assessments and other charges established by the Club from time to time. Furthermore, the owner of a residence or homesite in Frenchman's Reserve shall not be permitted to resign or otherwise terminate the Social Membership and shall be required to pay such dues, fees, dining minimums, assessments and other charges associated with the Social Membership until the closing of the sale or other transfer of their residence or homesite in Frenchman's Reserve to another owner. The Club shall have the right to file a lien against a Social Member's residence or homesite in Frenchman's Reserve for non-payment of dues, fees, dining minimums, assessments and other charges established by the Club.

         Initial retail purchasers of previously unsold residences or homesites in Frenchman's Reserve from the Company and/or its affiliates will have an opportunity to upgrade from the Social Membership and apply for an available Full Membership or Sports Membership for each residence or homesite purchased in Frenchman's Reserve until thirty days after executing the purchase agreement to purchase their residence or homesite in Frenchman's Reserve. Only one Equity Membership may be acquired for each residence or homesite. The number of memberships available in a particular classification of Equity Membership may be limited. The membership contribution to be paid for an Equity Membership will be the membership contribution charged on the date that the purchaser submits the Application for Equity Membership and pays the required portion of the membership contribution to the Director of Membership.

         The Company has retained the absolute right to reserve Full Memberships and Sports Memberships for sale to future initial retail purchasers of residences or homesites in Frenchman's Reserve from the Company and/or its affiliates. The Company may also reserve Equity Memberships for sale to any other party designated by the Company in its discretion. Reserved memberships are not considered as available memberships and neither the Company nor the Club may be compelled to issue a reserved membership. Full Memberships and Sports Memberships not acquired by the initial retail purchasers of residences or homesites in Frenchman's Reserve from the Company and/or its affiliates on or before thirty days after executing the purchase agreement to purchase a residence or homesite in Frenchman's Reserve shall be reserved by the Company for future sale or may be offered for sale by the Company as available memberships to any person designated by the Company, including but not limited to, persons who do not own a residence or homesite in Frenchman's Reserve.

         Initial retail purchasers of residences or homesites in Frenchman's Reserve from the Company and/or its affiliates who do not acquire an available Full Membership or Sports Membership on or before thirty days after executing the purchase agreement to purchase their residence or homesite in Frenchman's Reserve, and the subsequent purchasers of residences or homesites from persons who are not Full Members or Sports Members, may upgrade to an available Full Membership or Sports Membership through the regular membership upgrade process described herein. Therefore, following thirty days after executing the purchase agreement to purchase a residence or homesite in Frenchman's Reserve, there can be no guarantee or assurance that a Full Membership or Sports Membership will ever subsequently be available and neither the initial retail purchaser nor any subsequent purchaser of the residence or homesite in Frenchman's Reserve, will have any continuing opportunity to obtain a Full Membership or Sports Membership. IF AN INITIAL RETAIL PURCHASER OF A RESIDENCE OR HOMESITE IN FRENCHMAN'S RESERVE FROM THE COMPANY AND/OR ITS AFFILIATES DOES NOT ACQUIRE A FULL MEMBERSHIP OR SPORTS MEMBERSHIP ON OR BEFORE THIRTY DAYS AFTER EXECUTING THE PURCHASE AGREEMENT TO PURCHASE THEIR RESIDENCE OR HOMESITE IN FRENCHMAN'S RESERVE, IT IS HIGHLY UNLIKELY THAT SUCH FULL MEMBERSHIP OR SPORTS MEMBERSHIP WILL BE AVAILABLE AT A LATER DATE.

         There is no assurance that an Equity Membership in the desired classification will be available at the time of application. If an Equity Membership in the desired classification is not available at the time of application or upgrade, the Club will maintain a waiting list consisting of applicants desiring to upgrade who have submitted an Application for Equity Membership on a first-come, first-served basis. Sports Members shall have priority over Social Members to acquire available Full Memberships. Notwithstanding anything to the contrary herein, persons who own a residence or homesite in Frenchman's Reserve who are on the Club's waiting list for an available membership shall have priority over persons who do not own a residence or homesite in Frenchman's Reserve to acquire any classification of Equity Membership that becomes available. In the event the desired classification of membership is not available at the time of application, the Company or the Club may defer the payment of the required membership contribution until the desired membership becomes available and may require such person to acquire another classification of membership at the Club until the desired membership classification becomes available.

         The initial retail purchaser of a residence or homesite in Frenchman's Reserve from the Company and/or its affiliates who has either submitted a Social Member Information Profile or Application for Equity Membership for an available Full Membership or Sports Membership within thirty days after executing a purchase agreement to acquire the residence or homesite may request to activate their membership use privileges prior to actually closing on the purchase of the residence or homesite. The Company and the Club, in their discretion, may permit, upon approval of the member and payment of the required portion of the membership contribution, dues, fees, dining minimums and other charges, the purchaser to activate the membership privileges and use the Club Facilities prior to actually closing on the purchase of the residence or homesite in Frenchman's Reserve. However, the continuation of membership privileges at Frenchman's Reserve Country Club is conditional upon the closing of the purchase of the residence or homesite in Frenchman's Reserve. In the event the purchaser does not close on the purchase of the residence or homesite in Frenchman's Reserve, then the Company and/or the Club may recall the membership and terminate membership privileges, in which event that portion of the membership contribution previously paid by the member and a prorata portion of any unused dues and fees paid in advance will be refunded.

         3. Use Privileges Of Equity Membership

         Each Equity Member shall have the privileges and may use the Club Facilities as provided by the classification of membership selected by the member and all membership privileges are subject to these By-Laws and the Rules and Regulations established by the Club. Upon approval by the Club, payment of the applicable membership contribution, dues, fees, dining minimums, assessments, and other charges and compliance with the Rules and Regulations, Equity Members obtain the following use privileges.

         Full Membership. A Full Membership allows the member to use the golf, tennis, swimming, exercise and clubhouse facilities provided at Frenchman's Reserve Country Club and to attend club-sponsored events held at the Club. Full Members shall not be charged green fees or court fees for use of the golf and tennis facilities, but shall pay the applicable golf cart fees or annual trail fees. Full Members shall have such advance sign-up privileges to reserve golf starting times and tennis court times as may be established by the Club.

         Sports Membership. A Sports Membership allows the member to use the golf (as described in this section), tennis, swimming, exercise and clubhouse facilities provided at Frenchman's Reserve Country Club and to attend club sponsored events held at the Club. Sports Members may use the golf facilities (including the practice range and putting green) from May 1 through October 31 without the payment of green fees. Sports Members may only play golf up to six times from November 1 through April 30 and must pay the required green fees. From November 1 through April 30, Sports Members may only use the practice range and putting green when the member is actually playing a round of golf. Sports Members shall always have a lesser advance sign-up privilege to reserve golf starting times than Full Members and shall pay the required golf cart fees or annual trail fees for use of the golf facilities. Sports Members shall have the same advance sign-up privilege to reserve tennis court times as Full Members, and shall not pay court fees for use of the tennis facilities.

         Social Membership. A Social Membership allows the member to use the swimming, exercise and dining facilities provided at the clubhouse at Frenchman's Reserve Country Club and to attend club-sponsored social events held at the Club. Social Members may not use the golf facilities or tennis facilities and may not participate in the privately-owned golf cart program at the Club.

         All property owners in Frenchman's Reserve are required to be at least a Social Member at Frenchman's Reserve Country Club.

         In order to provide for the orderly administration of the Club, the Club reserves the right, from time to time, to promulgate and modify rules governing access, sign-up privileges and starting times with respect to the golf, tennis and other recreational facilities provided at the Club in order to optimize the use of the Club Facilities.

         In order to better control golf play during peak playing times on the golf course, the Club may designate certain times on the golf course as "primary playing times." During times designated by the Club as "primary playing times", only one golf starting time may be reserved per membership.

         Memberships at Frenchman's Reserve Country Club shall be issued in the name of the individual applying for membership in the Application for Equity Membership. An Equity Membership allows the individual member and immediate family members (or the designee of a company-held membership and immediate family members) to use the facilities in accordance with the classification of membership selected and upon payment of the required dues, fees, dining minimums, assessments and other charges. The immediate family of a member or designee includes the spouse of the member or designee who is living in the member's or designee's home, and unmarried children who are under the age of twenty-three and either living in the member's or designee's home or attending school on a full-time basis. The Club reserves the right to restrict access to the golf and tennis facilities by immediate family members who are children during peak periods of play.

         4. Procedure For Upgrading An Equity Membership

         Because of the limited number of Full Memberships and the reservation of memberships by the Company, it is unlikely that a Full Membership will be available for an Equity Member desiring to upgrade. However, if a higher classification of membership becomes available, an Equity Member may upgrade to such higher classification of membership if permitted by the Company and the Club. An upgrading member shall pay the difference between the actual membership contribution originally paid, if any, for the classification of Equity Membership owned by the upgrading member and the membership contribution being charged for the higher classification of Equity Membership at the time the member desires to upgrade. In order to downgrade a Full Membership or a Sports Membership, the Full Member or Sports Member must first resign his or her current membership. Only after the current membership is resigned will the Club issue a lower classification of membership, if available at that time, to the member upon full payment of the required membership contribution.

Notice to Upgrade: Sports Members and Social Members must provide written notice informing the Club of their desire to upgrade and will then be placed on a waiting list maintained by the Club for an available membership in the desired classification. The member may not withdraw the decision to upgrade without obtaining the Club's prior written consent.

Waiting List: Upon receipt of the notice to upgrade from the member and approval by the Company and the Club, the Club will place the member's name on the waiting list for the desired classification of membership. The only Equity Memberships which are available in an upgrade situation are those memberships that become available as a result of the resignation of a Full Membership or Sports Membership which is not being transferred to the subsequent purchaser of their residence or homesite in Frenchman's Reserve as further described herein. All other Equity Memberships are reserved by the Company for sale to initial retail purchasers of residences or homesites in Frenchman's Reserve from the Company and/or its affiliates and are not considered available for upgrades.

Purchase of a Higher Classification of Membership: If a membership becomes available in the desired classification of membership, the Club will notify in writing the next individual on the waiting list according to the priority set forth herein. The upgrading member shall pay the amount required for upgrading to the higher classification of membership within fifteen (15) days after the date of the Club's notice. At that time, the member assumes responsibility for all dues, fees, dining minimums, assessments and other charges associated with the higher classification of membership.

Resignation of the Lower Classification of Membership: At the time of upgrade, the lower classification of membership shall be considered terminated and unissued and may be resold by the Company. The member will not be responsible for dues, fees, dining minimums, assessments or any other charges accruing in the lower classification of membership after the date of resignation and will not receive a refund of any amount when the lower classification of membership is reissued by the Company.

         5. Memberships May Be Held In The Name Of A Company, Partnership, Trust Or Other Form Of Multiple Ownership

         The Club may allow from time to time an Equity Membership to be held in the name of a company, corporation, limited liability company, partnership, trust or other form of multiple ownership (collectively, the "company"). If permitted by the Club, the company, as the actual member and owner of the membership, shall designate one person as the designee of the membership use privileges. Immediate family members of the designee may also use the facilities. Either the company or the designee of the membership use privileges must own a residence or homesite in Frenchman's Reserve. The designee of the membership use privileges must be an officer, director, partner, owner or employee of the company (or a trustee, donor or principal beneficiary of the trust), must submit an application and be approved. The company shall be responsible for the payment of the required membership contribution which may be higher than the membership contribution charged for a membership held by an individual and both the company and the designee of the membership use privileges shall be jointly and severally liable for the payment of all dues, fees, dining minimums and other charges incurred by the designee, immediate family members and their guests. The designee shall have the same use privileges and shall pay the same dues, fees, dining minimums and other charges as any other member in the same classification of membership. The designee of the membership use privileges may not be changed by the company, unless otherwise approved by the Club in writing and in advance and upon such terms and conditions as may be established by the Club from time to time.

         The Club may limit the number of companies that acquire a membership in a particular classification from time to time.

         6. Membership Contribution

         Persons acquiring an Equity Membership at Frenchman's Reserve Country Club shall pay the membership contribution set forth in the Application for Equity Membership. Until the initial sale of all Equity Memberships permitted to be issued at the Club, the Company will establish the required membership contribution and the manner of payment of the membership contribution for all Equity Memberships. In addition, the membership contribution for resigned Equity Memberships, which are available for reissuance by the Club because of the resignation of an Equity Membership, shall be equal to the membership contribution then currently established by the Company for a previously unissued Equity Membership. After the initial sale of all Equity Memberships permitted to be issued at the Club, the Board of Directors of the Club will establish the required membership contribution and the manner of payment of the membership contribution for all Equity Memberships.

         The failure to pay all amounts of the membership contribution when due will be cause for suspension of the privileges of membership at the Club without refund of any membership contribution or any other dues, fees, dining minimums, assessments and other charges previously paid.

         7. Voting

         Equity Membership allows the member to vote on all matters to be voted upon by the Equity Members of the Club. However, Equity Members will not be permitted to vote on any Club matters until immediately prior to the Turnover Date unless otherwise specifically provided in the Plan Documents (as defined in the Subscription Agreement). Unless otherwise specifically provided herein, Full Membership is entitled to four (4) votes per membership, Sports Membership is entitled to two (2) votes per membership and Social Membership is entitled to one (1) vote per membership. However, only those Equity Members who are current on all dues, fees, dining minimums, assessments, charges and other obligations to the Club and the Company and are in good standing on the record date shall have any voting privileges.

         8. Application For Membership

            (a) All applicants acquiring a Full Membership or Sports Membership being initially sold by the Company must be approved by the Company. All applicants acquiring a resigned Full Membership or Sports Membership being reissued by the Club must be approved by the Club.

            (b) An initial purchaser of a residence or homesite in Frenchman's Reserve from the Company and/or its affiliates who does not desire to upgrade to a Full Membership or Sports Membership must submit to the Director of Membership at Frenchman's Reserve Country Club a fully completed and signed Social Member Information Profile and the required membership contribution then due and those persons who desire to acquire a Full Membership or Sports Membership must submit to the Director of Membership at the Club a fully completed and signed Application for Equity Membership and the required membership contribution then due. The Application for Equity Membership must be completed in full and must be accompanied by the membership contribution then due as set forth in the Application for Equity Membership. Upon receipt of the Application for Equity Membership and the applicable membership contribution, a determination will be made whether the applicant has satisfied the relevant conditions of membership. All applicants will be evaluated on the basis of their interest in Frenchman's Reserve Country Club, their financial responsibility, and their compatibility with other members at the Club.

            (c) If approved for membership at the Club, the member agrees to be bound by the terms and conditions of these By-Laws and the Plan Documents, as amended from time to time and irrevocably agrees to fully substitute the membership privileges acquired pursuant to the Plan Documents for any present or prior rights in or to use the Club Facilities.

         9. Membership Certificates

            (a) Every Equity Member who has paid the required membership contribution in full shall receive a membership certificate. Each membership certificate shall be in a form approved by the Board of Directors and shall be subscribed by the President and Secretary and under the seal of the Club.

            (b) Membership certificates are not redeemable or transferable except as specifically provided by these By-Laws and then only through the Treasurer of the Club. Whenever any person shall cease to be an Equity Member, whether by death, resignation, recall, expulsion or other provisions of these By-Laws, such cessation shall operate to authorize the Treasurer of the Club to effectuate the redemption, cancellation or transfer of the Equity Membership in accordance with and in the manner prescribed by these By-Laws.

         10. Resignation-Transferability Of Memberships

            (a) Equity Memberships are not transferable or assignable except as provided in this Section 10 or Section 11 hereof. Equity Members may not sell, transfer or otherwise assign their memberships except to the Club. Equity Memberships held by those persons who own a residence or homesite in Frenchman's Reserve shall automatically be resigned once such member no longer owns a residence or homesite in Frenchman's Reserve.

            (b) Full Members and Sports Members who desire to resign their membership privileges must give the Club written notice of their intention to resign membership privileges. The resignation of membership privileges must be on a form provided by the Club, which may be obtained from the Membership Office, and should be submitted to the Director of Membership. Memberships that have been resigned will only be reissued by the Club in accordance with the procedures set forth in the Plan Documents. Any attempt to transfer or reassign a membership at Frenchman's Reserve Country Club, either voluntarily, involuntarily or by operation of law, which is not in accordance with the Plan Documents shall be null and void and no person or entity may obtain a membership except as provided therein. A Full Member or Sports Member who owns a residence or homesite in Frenchman's Reserve may resign their Full Membership or Sports Membership and receive a partial refund as further described below, provided however, that such owner must always remain at least a Social Member at Frenchman's Reserve Country Club and pay all of the required dues, fees, dining minimums, assessments and other charges associated with the Social Membership until the closing of the sale or other transfer of their residence or homesite in Frenchman's Reserve to another owner.

            (c) Social Members who own a residence or homesite in Frenchman's Reserve may not resign or otherwise terminate their Social Membership and are required to maintain the Social Membership in good standing at all times and to pay to the Club all required dues, fees, dining minimums, assessments and other charges associated with the Social Membership until the closing of the sale or other transfer of the member's residence or homesite in Frenchman's Reserve to another owner. Therefore, Social Memberships at the Club are not transferable and terminate upon the closing of the sale or other transfer of the residence or homesite in Frenchman's Reserve to another owner or on such earlier date as otherwise set forth in the Plan Documents.

            (d) The Club shall maintain two resigned membership lists. One resigned membership list will be maintained for resigned Full Memberships and the other resigned membership list will be maintained for resigned Sports Memberships. Upon the resignation of membership privileges, the resigned Full Membership or Sports Membership will be placed on the appropriate resigned membership list in the order of resignation on a first-come, first-served basis. In order to be placed on a resigned membership list, the resigned member must have paid the required membership contribution and all dues, fees, dining minimums, assessments and other charges in full. Resigned members who have been placed on a resigned membership list must continue to pay the required dues, fees, dining minimums, assessments and other charges as they become due and failure to do so may result in being removed from the resigned membership list or suspension of the privileges of membership. Once placed on the resigned membership list, the resigned member will not be permitted to rescind the resignation of membership privileges and the resigned membership must be reissued by the Club at the time the membership has rotated to the top of the resigned membership list as described below.

            (e) Until the initial issuance of all of the Full Memberships permitted to be issued at Frenchman's Reserve Country Club, every fourth Full Membership issued will be the first resigned Full Membership on the resigned membership list maintained by the Club for Full Memberships, provided a resigned Full Membership is on the resigned membership list at that time. The other three Full Memberships issued will be issued from the unissued Full Memberships. After the initial issuance of all of the Full Memberships permitted to be issued at Frenchman's Reserve Country Club, then every Full Membership issued will be the next resigned Full Membership on the resigned membership list maintained by the Club for Full Memberships.

            (f) Until the initial issuance of all of the Sports Memberships permitted to be issued at Frenchman's Reserve Country Club, every fourth Sports Membership issued will be the first resigned Sports Membership on the resigned membership list maintained by the Club for Sports Memberships, provided a resigned Sports Membership is on the resigned membership list at that time. The other three Sports Memberships issued will be issued from the unissued Sports Memberships. If the Company and the Club are not offering Sports Memberships for initial issuance, then every Sports Membership issued will be the next resigned Sports Membership on the resigned membership list maintained by the Club for Sports Memberships.

            (g) As an exception to the general rule for the reissuance of Full Memberships and Sports Memberships described above, Full Members and Sports Members who own a residence or homesite in Frenchman's Reserve shall have the opportunity for the thirty-day period immediately following the closing of the sale of their residence or homesite in Frenchman's Reserve to arrange for the Club to reissue their membership to the purchaser of their residence or homesite in Frenchman's Reserve. Full Members and Sports Members shall have this opportunity even though all of the memberships in their classification of Equity Membership have not been issued and even though a resigned membership list for their classification of membership or a waiting list of persons desiring to obtain their classification of membership has been established. In order for the subsequent purchaser of the residence or homesite in Frenchman's Reserve to be eligible to apply for the resigned member's Full Membership or Sports Membership, the resigned member must have paid the membership contribution and all of the dues, fees, dining minimums, assessments and other charges in full at the time of transfer. The purchaser of the resigned member's residence or homesite in Frenchman's Reserve must submit an Application for Equity Membership, be approved for membership and pay the membership contribution charged at that time. The reissuance of a Full Membership or Sports Membership to a subsequent purchaser of a resigned member's residence or homesite in Frenchman's Reserve, as described herein, is excluded from and is not included in determining when every fourth membership or every membership has been issued.

         Since property owners in Frenchman's Reserve must acquire at least a Social Membership, the Club will reissue a Social Member's membership to the subsequent owner of their property upon approval and payment of the required membership contribution charged at that time.

         If a Full Member or Sports Member resigns from the Club and is not selling his or her residence or homesite in Frenchman's Reserve or does not arrange for the purchaser of his or her residence or homesite in Frenchman's Reserve to acquire his or her Full Membership or Sports Membership, then the membership shall be placed on the appropriate resigned membership list described above for reissuance by the Club and there is no guarantee that the Club will reissue the membership or that the resigned member will be able to recover any portion of the membership contribution paid for their membership.

            (h) The Club shall refund to the Equity Member a pro-rata portion of any unused dues, fees, dining minimums and other charges paid in advance beginning with the first full month after the Equity Membership is reissued by the Club to a new member.

            (i) Equity Members may take their memberships with them to another residence or homesite they own in Frenchman's Reserve. If a member wants to take the Equity Membership to a residence or homesite which is being sold by a Full Member or Sports Member, the prior written approval of both members to the transfer must be delivered to the Club on such forms as may be provided by the Club from time to time.

            (j) Upon the reissuance of a resigned member's Full Membership or Sports Membership (excluding the transfer of a membership to a surviving spouse or an heir upon the death of an Equity Member or the transfer of a membership to a spouse upon the legal separation or divorce of a member), the Club shall pay to the resigned Full Member or Sports Member a transfer payment equal to one hundred percent of the actual membership contribution previously paid to the Company or the Club by the resigned member for their classification of Equity Membership, without interest. The transfer payment shall be paid to the resigned member within thirty days after the resigned member's membership is reissued by the Club to a successor member who has been approved for membership and paid the required membership contribution in full to the Club and the resigned member has surrendered their membership certificate to the Club. However, if the Full Member or Sports Member owns a residence or homesite in Frenchman's Reserve and is simply resigning their Full Membership or Sports Membership and not selling their residence or homesite in Frenchman's Reserve, then the transfer payment paid to such resigned Full Member or Sports Member shall be reduced by the amount of the membership contribution charged for a Social Membership at the time the resigned member originally acquired their Full Membership or Sports Membership. This reduction in the amount of the transfer payment is necessary since all property owners in Frenchman's Reserve must maintain at least a Social Membership at all times. In this event, such Social Member shall receive another refund from the Club in the amount and in the manner described in the next paragraph upon the subsequent sale or other transfer of their residence or homesite in Frenchman's Reserve to a new owner.

         A Social Member, who owns a residence or homesite in Frenchman's Reserve, shall be paid a transfer payment by the Club equal to one hundred percent of the actual membership contribution previously paid to the Company or the Club by the member for the Social Membership, without interest. This transfer payment shall be paid to the Social Member within thirty days after the Social Membership is reissued by the Club to the subsequent owner of the member's residence or homesite in Frenchman's Reserve who has paid the required membership contribution in full to the Club. However, no transfer payment will be paid upon the continuation of a Social Membership by the surviving spouse or an heir upon the death of a Social Member or the transfer of a Social Membership to a spouse upon the legal separation or divorce of a Social Member.

            (k) In order for a resigned Equity Member to be paid the transfer payment described above, the required membership contribution and all dues, fees, dining minimums, assessments and other charges must be paid in full. The Club will deduct from the amount to be paid to a resigned member any amount that the resigned member owes to the Company or to the Club.

            (l) The difference between the membership contribution paid by a new member and the transfer payment paid to a resigned member shall be paid to the Company if the resigned membership is reissued prior to the Turnover Date and shall be retained by the Club if the resigned membership is reissued after the Turnover Date.

            (m) The Company reserves the right to change the amount of the transfer payment and the terms of payment of the transfer payment for unissued memberships in the Club, including resigned memberships reissued by the Club. Any such change will not affect, in any way, the rights of members of the Club who have obtained a membership prior to the time the change takes effect. The Club shall have this right after the initial issuance of all of the Equity Memberships permitted to be issued at the Club.

            (n) The Club is not obligated to reissue a resigned Equity Membership or repay any portion of membership contribution under any circumstances other than those described above. However, the Club may repay a member's membership contribution or any portion thereof in such hardship situations deemed appropriate by the Club, in its discretion.

            (o) Full Members and Sports Members who have resigned membership privileges shall be obligated to continue to pay dues, dining minimums, assessments and other charges associated with their resigned membership until their membership is reissued by the Club. Social Members who own a residence or homesite in Frenchman's Reserve must continue to pay the required dues, fees, dining minimums, assessments and other charges associated with their Social Membership until the sale or transfer of their residence or homesite to another owner. A resigned member may use the Club Facilities until their membership is reissued by the Club as long as the required dues, fees, dining minimums, assessments and other charges continue to be paid.

         11. Transfer Upon Death Or Divorce

            (a) Upon the death of an Equity Member who owns a residence or homesite in Frenchman's Reserve, the membership will automatically pass to the member's surviving spouse, if any, provided the surviving spouse is the owner of the residence or homesite in Frenchman's Reserve, without the payment of any additional membership contribution. If a deceased member is not survived by a spouse or the surviving spouse is not the owner of the deceased member's residence or homesite in Frenchman's Reserve, then the heir of the deceased member's residence or homesite in Frenchman's Reserve may continue with the deceased member's membership without the payment of any additional membership contribution, subject only to the approval of the Club and the payment by the heir of all outstanding amounts owed to the Club (including all dues, fees, dining minimums, assessments and other charges associated with the deceased member's membership for the intervening time between the date of the member's death and the date of the application by the heir). The continuation of a deceased member's membership by a surviving spouse or an heir of the deceased member's residence or homesite does not require a transfer payment by the Club and the opportunity to be paid the transfer payment upon the subsequent reissuance of the deceased member's membership by the Club as further described herein shall be transferred to the surviving spouse or heir that continues with the membership.

         Upon the death of a member at Frenchman's Reserve Country Club who does not own a residence or homesite in Frenchman's Reserve, the membership privileges shall be transferred to the member's surviving spouse, without the payment of any additional membership contribution. If the deceased member is not survived by a spouse or the surviving spouse does not desire to continue membership privileges, then the membership of the deceased member shall be resigned and placed on the appropriate resigned membership list and reissued by the Club on the same basis as any other resigned membership. In this event, the obligation to pay dues, fees, dining minimums, assessments and other charges associated with the deceased member's membership shall terminate upon the death of the member.

            (b) In the event an Equity Member is legally separated or divorced, title to the membership, including all rights and benefits given to the holder thereof, shall continue and vest in the spouse awarded the residence or homesite in Frenchman's Reserve. In the event the Equity Member does not own a residence or homesite in Frenchman's Reserve, then title to the membership, including all rights and benefits given to the holder thereof, shall continue and vest in the spouse awarded the membership in a written separation agreement or final divorce decree. Until written notice has been provided to the Club, each spouse shall be jointly and severally responsible for the payment of all dues, fees, dining minimums, assessments and other charges associated with such membership. The Club will not be involved in any dispute and reserves the right to suspend all membership privileges in the event of disagreement over which spouse retains the membership privileges. The Club shall not pay any transfer payment upon the legal separation or divorce of a member.

         12. Privileges Of Tenants

         Equity Members have the opportunity to designate tenants who lease their residence in Frenchman's Reserve with a lease term of at least ninety (90) days as the beneficial user of their membership privileges in the Club. This opportunity is subject to the Rules and Regulations established by the Club from time to time, including the limitation that a member may not designate more than two tenants as the beneficial user of their membership during any membership year. The tenant must submit an application and be approved prior to use of any of the Club Facilities. Applications submitted by tenants shall be evaluated on the same basis as any other application submitted by a member who does not own a residence or homesite in Frenchman's Reserve. A tenant who is designated as the beneficial user of the member's membership is allowed, upon payment of all required use charges and fees (including but not limited to, green fees, golf cart fees, tennis court fees and other personal charges incurred at the Club) to the same privileges to use the Club Facilities as the lessor member. In addition, the member who owns the residence in Frenchman's Reserve and the tenant must comply with all requirements of the Frenchman's Creek Master Property Owners Association, Inc. and the Declaration of Restrictions and Covenants for Frenchman's Reserve.

         During the time a member has designated the tenant of his or her residence in Frenchman's Reserve as the beneficial user of their membership privileges, the member shall have no privileges to use the Club Facilities by virtue of the membership at the Club, except the dining facilities provided at the Club Facilities. The member shall continue to pay the required dues, fees, dining minimums, assessments and other charges associated with his or her membership. Members are responsible for all charges incurred by their tenant which remain unpaid after the customary billing and collection procedure of the Club and for the deportment of each tenant. The Club reserves the right to establish other rules relating to use of the Club Facilities by tenants from time to time.

                                   ARTICLE XI
                      OTHER MEMBERSHIP/ LICENSE PRIVILEGES

         1. Invitational Licenses

         The Club may issue recallable non-equity, non-transferable annual or seasonal licenses known as "Invitational Licenses." The privileges of Invitational License holders will be established by the Board of Directors of the Club from time to time and will be described in a separate Invitational License Plan or Application for Annual License. Invitational License holders are not entitled to vote on any Club matters and do not have any equity or ownership interest in the Club or the Club Facilities.

         Initially, the Club will offer a limited number of Invitational Golf Licenses on an annual basis and possibly on a seasonal basis. However, the maximum number of Invitational Annual Golf Licenses at the Club shall be the difference between three hundred forty-nine (349) and the actual number of dues-paying Full Memberships issued at Frenchman's Reserve Country Club on the first day of each membership year.

         2. Use Of Other Club Facilities

         The Company and the Club reserve the right, but have no obligation, to enter into reciprocal use arrangements with other clubs, including but not limited to, other clubs owned, controlled or managed by the Company, the Club or their affiliates, which would allow members at Frenchman's Reserve Country Club to use the facilities at other clubs and the members at other clubs to use the facilities provided at Frenchman's Reserve Country Club. The terms of such use and the fees to be paid for the reciprocal use privileges will be established by the Company or the Club from time to time. The reciprocal use privileges may extend and continue after the Turnover Date and may be terminated at any time in the discretion of the Company.

         3. Honorary Memberships

         A limited number of Honorary Memberships may be issued to persons designated by the Club or the Company from time to time. These memberships are in addition to all other memberships to be issued at Frenchman's Reserve Country Club and shall be available on terms and conditions and allow such privileges as shall be established by the Club and the Company. Honorary Memberships may be changed at any time by either the Club or the Company (depending on which entity designated the user as an Honorary Member initially) and a new user designated to use the membership privileges from time to time. However, the Company may designate up to five Honorary Memberships prior to the Turnover Date that shall be permanent lifetime memberships with full privileges for those persons designated by the Company and their immediate families. These five (5) Honorary Memberships shall not pay dues.

                                  ARTICLE XII
                                GUEST PRIVILEGES

         Guests of members may be extended guest privileges subject to applicable guest fees, charges and the Rules and Regulations established from time to time by the Board of Directors. Guest privileges may be denied, withdrawn or revoked at any time for reasons considered sufficient by the Board of Directors. All guests shall be either houseguests or day guests. A houseguest is defined as a guest temporarily residing in a member's residence in Frenchman's Reserve. All other guests of a member shall be considered day guests.

         Day guests must be accompanied by the member at all times when using the Club Facilities, unless otherwise permitted by the Club from time to time. Day guests will be charged guest fees established by the Board of Directors for their use of the Club Facilities.

         Houseguests are permitted to use the Club Facilities unaccompanied by the member. In addition to all use fees as established by the Board of Directors, houseguests may be charged a temporary houseguest membership fee for each one week period.

                                  ARTICLE XIII
                             DUES, FEES AND CHARGES

         The Club's membership year will constitute the twelve-month period commencing November l and ending on October 31, unless otherwise established by the Club.

         The Board of Directors of the Club will determine the amount of dues, fees, dining minimums and other charges to be paid by each member from time to time. The amount of dues, fees and other charges payable by each member will depend upon the classification of membership selected. Members will also be obligated to pay all applicable sales taxes and/or admission taxes imposed by the State of Florida on dues, fees, dining minimums, assessments and other charges established by the Club. The payment of dues, fees, charges, dining minimums, state taxes, service charges and other personal charges that the Club may establish from time to time is required to obtain and maintain membership privileges at Frenchmen's Reserve Country Club and is not considered either an operating assessment or capital assessment. The dues may be established at any level deemed appropriate by the Board of Directors of the Club, provided however, that the dues charged to Social Members and that portion of the dues charged to Full Members and Sports Members attributed to the social component of their membership shall not exceed each member's prorata share of all operating expenses incurred (whether direct, indirect or apportioned by the Club) in connection with the normal course of conducting and operating all of the Club Facilities and all of the services, except those relating directly to the eighteen-hole golf course, golf practice facilities and tennis facilities, provided at the Club, including, but not limited to, salaries, wages, employee benefits and payroll expenses (including payroll taxes, profit sharing arrangements and insurance), marketing, advertising and promotional expenses, housekeeping, laundry, cleaning and rental charges for uniforms and linen, replacement of all inventories, replacement of broken, damaged or lost silver, chinaware, glassware, cooking utensils and other similar items, office supplies, postage, printing, routine office expenses and accounting services, costs of entertainment including vocalists, bands, etc., insurance premiums and property taxes, auditing, accounting costs, computer fees and legal fees, costs incurred for utilities, including all electric, gas and water costs, lease payments on any items of furniture, fixtures and equipment and all other such expenses.

         The Club is also obligated to pay assessments to the Frenchman's Creek Master Property Owners Association, Inc. pursuant to the Declaration of Master Covenants for Frenchman's Reserve Country Club recorded in the Public Records of Palm Beach County.

         The obligation to pay dues is not dependent on the availability of all the facilities or the frequency of use. Repair and maintenance of the facilities and/or other occurrences may make it necessary for the Club to change hours of use or restrict the use of the facilities or to close certain facilities temporarily. The Club will not reduce or suspend dues during the time when the facilities, in whole or in part, are not available.

         Dues shall be due and payable in advance, on or before the first day of each membership year, unless otherwise established by the Club. The current dues for use of the Club Facilities are set forth on the Schedule of Dues, Fees and Charges. The amount of dues for subsequent years is subject to change.

         Monthly statements reflecting all fees and charges incurred by the member and all payments received by the Club from the member will be closed on the last day of each month and will normally be mailed to the members of the Club within five (5) days. All statements are due and payable upon receipt and in no event later than the twentieth day of the month in which the statement was mailed. A late charge and/or interest will be added to all outstanding balances in accordance with the Rules and Regulations if the statement is not paid by the twentieth day of the month. In addition, the Club reserves the right to place any member whose account is not paid in full by the twentieth day of the month on a cash-only basis for any or all services and merchandise otherwise provided for credit at any time.

         The failure of any member of the Club to timely pay all fees and other charges by the twentieth day of the month and the failure to pay dues and all amounts of the membership contribution when due shall constitute grounds for suspension of the privileges of membership at the Club. In the event a person who owns a residence or homesite in Frenchman's Reserve fails to pay the required dues, fees, dining minimums, assessments and other charges, then the Club may suspend the privileges of membership or take any other disciplinary action relating to his or her membership in the Club. Upon suspension of the privileges of a membership held by a person who owns a residence or homesite in Frenchman's Reserve, the dues obligation of the Social Membership shall continue to accrue until the closing of the sale or other transfer of such individual's residence or homesite in Frenchman's Reserve to another owner. In the event the privileges of a membership are suspended, the member will no longer have any membership privileges to use the Club Facilities and will not be paid a transfer payment or be entitled to a refund of any portion of the membership contribution previously paid.

         The Club shall also have the right to file a lien against a Social Member's residence or homesite in Frenchman's Reserve for non-payment of dues, fees, dining minimums, assessments and other charges established by the Club. This security interest may be perfected by filing a UCC financing statement with the appropriate public registries. The lien for unpaid dues, fees, dining minimums, assessments and other charges shall be subordinate to a bona fide first mortgage held by a mortgagee on any residence or homesite in Frenchman's Reserve, if the mortgage is recorded in the Public Records of Palm Beach County prior to the claim of lien by the Club. The claim of lien shall not be affected by any sale or transfer of a residence or homesite, except in the event of a sale or transfer of a residence or homesite pursuant to a foreclosure (or deed in lieu of foreclosure) of a bona fide first mortgage, in which event, the acquirer of title, its successors and assigns, shall not be liable for such sums secured by a claim of lien encumbering the residence or homesite or chargeable to the former owner of the residence or homesite which became due prior to such sale or transfer. Any sale or transfer pursuant to a foreclosure shall not relieve the member from liability for, nor the residence or homesite from the lien of any dues, fees, dining minimums, assessments and other charges made thereafter. Nothing herein shall be construed as releasing the member liable for any delinquent dues, fees, dining minimums, assessments and other charges from the payment thereof, or the enforcement of collection by means other than foreclosure. In the event of a default in the payment of any dues, fees, dining minimums, assessments and other charges, the Club may accelerate the dues, fees, dining minimums, assessments and other charges for the next ensuing twelve-month period, and for twelve months from each subsequent delinquency. The Club may, at any time, bring an action at law against the member personally obligated to pay the dues, fees, dining minimums, assessments and other charges, and/or foreclose the lien against the residence or homesite in Frenchman's Reserve, or both. There shall be added to the claim of lien all costs expended in preserving the priority of the lien and all costs and expenses of collection, including attorneys' fees and paraprofessional fees, at all levels of proceedings, including appeals, collection and bankruptcy. The Club shall have all of the remedies provided herein and in the Rules and Regulations and any others provided by law and such remedies shall be collective and the bringing of an action shall not constitute an election or exclude the bringing of any other action. Liens for unpaid dues, fees, dining minimums, assessments and other charges shall be prior to the liens of the Frenchman's Creek Master Property Owners Association, Inc.

         Each member shall be legally and financially responsible for his or her acts or omissions as well as those of the member's immediate family, guests and tenants.

         Full Members, Sports Members and Social Members who do not desire to use their membership privileges during any particular membership year may arrange through the Club for the exchange of their membership privileges with those of another member of the Club upon obtaining the approval of the Club, the payment of an exchange fee charged from time to time by the Club and the exchanging members' payment of their respective dues. The right to exchange membership privileges shall be on a membership year basis and shall not affect the exchanging members' rights to their underlying memberships or obligations for such memberships. Members shall be responsible for payment of all fees, dining minimums, assessments and other charges, except dues, based on the classification of their underlying membership.

                                  ARTICLE XIV
                                  DELINQUENCIES

         1. Statement

         An itemized statement of any dues, fees, dining minimums, assessments and other charges shall be mailed monthly to each member. Any member failing to pay his or her indebtedness to the Club by the twentieth day of the month shall be subject to action as is determined appropriate by the Board of Directors. The failure of any member to pay dues within the prescribed period shall constitute grounds for suspension of the privileges of his or her membership.

         2. Liens

         No member shall be permitted to create, incur, assume or suffer to exist upon the member's membership any liens or security interests whatsoever except to the extent the lien or security interest represents a purchase money lien and security interest incurred as a result of acquiring the membership and is approved in advance by the Club. In the event of foreclosure of the purchase money lien or security interest incurred as a result of acquiring the membership, the party foreclosing on the membership must give the Club written notice of the pending foreclosure, and the Club shall have the right to repurchase the membership before the foreclosure on the same basis as if the member had resigned membership privileges in the Club.

                                   ARTICLE XV
                                   DISCIPLINE

         Any member, immediate family member or guest of the member whose conduct shall be deemed by the appropriate committee to be improper or likely to endanger the welfare, safety, harmony or good reputation of the Club or its members, may be reprimanded, fined or suspended from the Club by action of the Board of Directors. The Board of Directors shall be the sole judge of what constitutes improper conduct or conduct likely to endanger the welfare, safety, harmony or good reputation of the Club or its members.

         1. Board Action

         A member shall be notified of any proposed disciplinary action and shall be given an opportunity to be heard by the Board of Directors to show cause why the member should not be disciplined in accordance with this Article. If the member desires to be heard, the member must provide a written request for a hearing to the General Manager within seven (7) days after the date of the Club's notice to the member of the proposed action. Upon receipt of the written request for a hearing, the Board of Directors shall set a time and date for such hearing, which shall in no event be less than five (5) days after such request. Depending on the severity of the violation in the discretion of the Board of Directors, the membership/use privileges of the offending member, designee or immediate family member may be suspended pending a final resolution.

         2. Suspension

         The Board of Directors may suspend a member and/or any immediate family member or guest of the member from some or all of the privileges of the Club for a period of up to one (1) year if the appropriate committee of the Club and the Board of Directors determine that the member's conduct was improper or likely to endanger the welfare, safety, harmony or good reputation of the Club or its members. Dues and other obligations shall accrue during such suspension and must be paid in full when due.

         3. Resignation-Request By Board Of Directors

         The Board of Directors may, by a two-thirds (2/3) vote of the Directors present, request the resignation of any member of the Club for cause deemed sufficient by the Board of Directors.

                                  ARTICLE XVI
                                 CORPORATE SEAL

         The Corporate Seal of the Club shall be circular in form and shall have inscribed thereon the name of the corporation and the words "seal", "Florida", "Not-For-Profit Corporation" and the year of incorporation. The corporate seal shall be in the possession of the Secretary of the Club and be affixed by the Secretary to all documents relating to the official acts of the Club, as authorized by the Board of Directors.

                                  ARTICLE XVII
                                  MISCELLANEOUS

         1. Fiscal Year

         The fiscal year of the Club shall commence on the first day of November and conclude on the last day of October.

         2. Assessments

         There will be no assessments for operating deficits prior to the Turnover Date. The term "operating deficits" shall mean that amount by which all operating cash expenses incurred by the Club (whether direct, indirect or apportioned) in connection with the normal course of conducting and operating all of the Club Facilities and providing all of the services at the Club determined in accordance with generally accepted accounting principles, applied consistently from year to year (excluding depreciation expense and amortization expense) shall exceed all cash revenue received by the Club including all interest earned (excluding all membership contributions received from the issuance of memberships) determined in accordance with generally accepted accounting principles, applied consistently from year to year. However, the Board of Directors of the Club may find it necessary to make assessments, in addition to dues, to cover any operating deficits that occur after the Turnover Date. Any assessments imposed by the Board of Directors of the Club after the Turnover Date to cover operating deficits shall be prorated among all outstanding dues-paying Equity Memberships based on the annual dues charged to each such Equity Member during the year in which the operating deficit occurs.

         Prior to the Turnover Date, there will be no assessments for capital expenditures to the Club Facilities unless such capital assessment is approved by the Company, a majority of the members of the Board of Directors of the Club, a majority of the members of the Advisory Board of Governors and sixty percent (60%) of all of the members in each classification of Equity Membership that would be required to pay such capital assessment. After the Turnover Date, there will be no assessments for capital expenditures to the Club Facilities unless such capital assessment is approved by a majority of the members of the Board of Directors of the Club and sixty percent (60%) of all of the members in each classification of Equity Membership that would be required to pay such capital assessment. All proposed assessments for capital expenditures to the golf facilities or tennis facilities shall be paid equally by all Full Members and Sports Members. Social Members shall not pay any assessment for capital expenditures to the golf and tennis facilities provided at the Club. All other assessments for capital expenditures shall be paid equally by all Equity Members.

         The Club will make no capital or operating assessment nor charge any dues, fees, dining minimums, assessments or other charges on any Equity Membership during the period while the Equity Membership is held for sale by the Company, including but not limited to, those resigned Equity Memberships which the Company purchases from the Club. Invitational Licenses will not be assessed for capital assessments or operating assessments.

         Failure to pay any assessment shall subject an Equity Member to the same penalties as failure to pay any other indebtedness to the Club.

         3. Conflict Between By-Laws And Articles Of Incorporation

         In the event of conflict between the terms of these By-Laws and Articles of Incorporation, the Articles of Incorporation shall prevail.

         4. Dissolution Of Club

         In the event of dissolution or final liquidation of the Club after the Turnover Date, all of the property and assets of the Club, after payment of its debts, shall be distributed, as permitted by applicable Florida law and a court having jurisdiction, among the holders of the outstanding dues-paying Equity Memberships of the Club in proportion to the value of their Equity Memberships as fixed by the Club at that time.

         5. Indemnification By The Club

         The Club shall indemnify and hold harmless each person who shall serve at any time hereafter as a member of the Board of Directors, the Advisory Board of Governors or as an officer of the Club from and against any and all claims and liabilities to which such person shall become subject by reason of his or her having been, or hereafter being, a member of the Board of Directors, the Advisory Board of Governors or an officer of the Club, or by reason of any action alleged to have been taken or omitted by him or her as such member of the Board of Directors, the Advisory Board of Governors or officer of the Club, and shall reimburse each such person for all legal and other expenses reasonably incurred by him or her in connection with any such claim or liability to the fullest extent permitted by applicable Florida law. However, no such person shall be indemnified against, or be reimbursed for, any expense incurred in connection with any claim or liability arising out of his or her willful misconduct.

                                 ARTICLE XVIII
                                   AMENDMENTS

         1. By Board Of Directors

         Prior to the Turnover Date, these By-Laws may be amended by a majority of all of the members of the Board of Directors of the Club, provided that the amendment or alteration is approved by the Company and is set forth in the notice of the meeting at which the matter is to be acted upon and provided that the amendment is not materially adverse to the rights of the Equity Members of the Club, in the discretion of the Company. A majority of the votes associated with the outstanding Equity Memberships that would be affected by the proposed amendment must approve any amendment to these By-Laws prior to the Turnover Date which is materially adverse to the rights of the Equity Members.

         2. By Equity Members

         Subject to the restrictions set forth in Section 3 below, these By-Laws may be altered, amended, or repealed or new By-Laws may be adopted except as otherwise provided herein, only by: (a) a majority vote of all of the members of the Board of Directors, and (b) a majority of the votes cast by the Equity Members in person or by proxy at any duly called and constituted annual or special meeting of the Equity Members of the Club at which a quorum of the Equity Members is present either in person or by proxy. The proposed amendment must be set forth in the notice of the meeting.

         3. Restrictions On Amendments

         Prior to the initial sale of all Equity Memberships permitted to be issued at the Club, neither the Club nor the Equity Members may change, modify or delete the provisions of these By-Laws and the Plan Documents without the prior written consent of the Company.

         After the initial issuance of all Equity Memberships permitted to be issued at the Club, the following provisions may only be changed, modified or deleted if such change is approved by a majority of all of the members of the Board of Directors of the Club and seventy-five percent (75%) of all of the members in each classification of Equity Membership that would be affected by such change or modification: (a) the total number of Equity Memberships or the number of members allowed in any particular classification of membership as described in the Plan Documents as of the Turnover Date, (b) the restrictions or limitations on assessments on Equity Members as described in the Plan Documents as of the Turnover Date, (c) the eligibility to acquire an Equity Membership as described in the Plan Documents as of the Turnover Date, (d) the rights of tenants to use the Club Facilities as described in the Plan Documents as of the Turnover Date, and (e) this Section 3, Article XVIII of the By-Laws of the Club as of the Turnover Date.